EXHIBT 99.1
18100 Von Karman Avenue Suite 500 Irvine, CA 92612

NEWS RELEASE

MEDIA:
Meaghan Repko / Jonathan Keehner
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

STEADFAST INCOME REIT ANNOUNCES ENGAGEMENT OF
FINANCIAL ADVISOR TO EVALUATE STRATEGIC ALTERNATIVES
Company Concurrently Announces Suspension of
Distribution Reinvestment Plan and Share Repurchase Plan

IRVINE, Calif., Oct. 21, 2014 – Steadfast Income REIT Inc. (Steadfast Income) announced today that its board of directors approved the engagement of Goldman, Sachs & Co. as a financial advisor to analyze and evaluate strategic alternatives to maximize stockholder value. As part of that effort, Steadfast Income also announced the suspension of the company’s distribution reinvestment plan (DRP) for distributions that accrue after October 31, 2014 and the suspension of the company’s share repurchase plan (SRP) effective November 20, 2014.
“The Board is committed to maximizing the total potential return to stockholders,” said Rodney F. Emery, CEO of Steadfast Income REIT. “We believe that with current market conditions, coupled with the size and composition of our apartment portfolio, the company may be advantageously positioned to execute on a liquidity opportunity for our stockholders in the near future.”
After launching its initial public offering in July 2010, Steadfast Income concluded its sales of shares of common stock in its primary offering on December 20, 2013. Today the Steadfast Income portfolio has grown to include 65 apartment communities in 11 Midwestern and Southern states purchased for approximately $1.6 billion.

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2-2-2 Steadfast Income REIT Announces Engagement of Financial Advisor

Steadfast Income has not made a decision to pursue any specific liquidity alternative. There is no set timetable for completion of the board of directors’ review of strategic alternatives and there can be no assurances that the review process will result in any transaction being announced or completed. Steadfast Income does not plan to provide updates or make any further comment on the review process unless and until such time as the board of directors has approved a specific action or otherwise has determined that further disclosure is appropriate.
About Steadfast Income REIT
Steadfast Income is a public, non-listed real estate investment trust that operates a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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